Exhibit 21.1 List of Subsidiaries of Merchants Bancorp

Subsidiary	Organized Under the Laws of:
Farmers-Merchants Bank of Illinois	Illinois
Merchants Asset Management, LLC	Delaware
Merchants Capital 2021-FLI GP, LLC	Indiana
Merchants Capital 2021-FLI LP, LLC	Indiana
Merchants Bank of Indiana (also d/b/a Merchants Mortgage)	Indiana
-MBI Midtown West, LLC	Indiana
-MBI Michigan 441, LLC	Indiana
-OneTrust Funding, Inc.	Indiana
-Ash Realty Holdings, LLC	Indiana
-Natty Mac Funding, Inc.	Indiana
-Merchants Mortgage, Inc.	Indiana
-Merchants Capital Corp	Indiana
--Merchants Capital Servicing, LLC	Delaware
--RMF Holdings, LLC	Indiana
--Merchants Healthcare Fund I GP, LLC	Indiana
--Merchants Capital Investments, LLC	Indiana
--MCI Social Impact GP, LLC	Indiana
--MCI GP, LLC	Indiana
--MCI Fund IV GP, LLC	Indiana
--MCI Fund V GP, LLC	Indiana
--MCI Fund VI GP, LLC --MCI Fund VII GP, LLC --MCI Fund VIII GP, LLC --MCI Fund IX GP, LLC --MCI Fund X GP, LLC	Indiana Indiana Indiana Indiana Indiana